Exhibit 8.1

Avocats	Linklaters LLP 35 Avenue John F. Kennedy P.O. Box 1107 L-1011 Luxembourg Telephone (+352) 26 08 1 Facsimile (+352) 26 08 88 88

Moolec Science SA
17, Boulevard F.W. Raiffeisen
L-2411 Luxembourg, Grand Duchy of Luxembourg

24 March 2025
Our reference: L-333918

MOOLEC SCIENCE SA - Redomiciliation

1	Introduction

We have acted as Luxembourg tax advisers in the Grand Duchy of Luxembourg (“Luxembourg”) to MOOLEC SCIENCE SA, a public limited company (société anonyme), incorporated under the laws of Luxembourg, having its registered office at 17, Boulevard F.W. Raiffeisen, L - 2411 Luxembourg, and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés) under number B268440 (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission of a registration statement on Form F-4 (File No. 333-284744) under the Securities Act of 1933 (the “Registration Statement”) to transfer its central administration and registered office to the Cayman Islands (the “Redomiciliation”). The Redomiciliation will be effective as from the date on which the application for continuation into the Cayman Islands is filed with the Cayman Islands Registrar of Companies, subject to the issuance by the latter of a certificate confirming the registration of the Company as an exempted company in the Cayman Islands.

2	Scope of Inquiry

For the purpose of this opinion, we have reviewed the following documents:

2.1	a preliminary prospectus issued by the Company and dated 7 March 2025 (the “Prospectus”).

3	Assumptions

For the purpose of this opinion, we have assumed, and we have not verified independently, the following:

3.1	the facts described in the Prospectus are complete, correct and up-to-date as of the date of this opinion;

3.2	the Company has its central administration within the meaning of the law of 10 August 1915 on commercial companies, as amended, the centre of its main interests, within the meaning of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) and its central administration, within the meaning of Luxembourg domestic tax law, in Luxembourg;

3.3	all transactions will be at arm’s length and properly documented;

3.4	following the Redomiciliation, the Company will not maintain a permanent establishment in Luxembourg;

3.5	there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions expressed. Specifically, we have made no independent investigation of the laws of the Cayman Islands.

4	Opinion

Based on the documents referred to in paragraph 2 above, subject to the assumptions in paragraph 3 above, to the qualifications in paragraph 5 below, and to any matters or documents not disclosed to us, we:

4.1	Confirm that the statements contained in the section of the Prospectus under the heading “Luxembourg Tax Considerations,” insofar as they are statements regarding Luxembourg tax law and regulations and legal conclusions with respect thereto, constitute the opinion of Linklaters LLP, Luxembourg as to the material Luxembourg tax considerations relating to the Redomiciliation.

5	Qualifications

The above opinions are subject to the following qualifications:

5.1	Our opinion is limited to the Luxembourg tax considerations contained in the section of the Prospectus under the heading “Luxembourg Tax Considerations”.

5.2	We express no opinion on any documents referred to in the Prospectus, but not specifically examined by us.

5.3	We do not express any opinion as to accounting, transfer pricing, regulatory matters and tax save in respect of paragraph 4.1.

5.4	We express no opinion as to valued added taxation.

6	Luxembourg law

6.1	This opinion is given on the basis that there will be no amendments to or termination or replacement of any of the documents, authorisations and consents referred to above.

6.2	This opinion is confined to and is solely given on the basis of the laws of Luxembourg in existence as at the date hereof and as applied by the Luxembourg courts, published and presently in effect. We undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

6.3	In this opinion Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising above will be governed by Luxembourg law and be brought before a Luxembourg court.

6.4	We express no opinion as to any laws other than the laws of Luxembourg and we have assumed that there is nothing in any other law that affects our opinion.

7	Reliance

7.1	This opinion is solely for your benefit and solely for the purpose of the Redomiciliation and may only be relied upon by the Company.

7.2	A copy of this opinion may be provided for the purpose of information only (without reliance) to:

7.2.1	Any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any regulations of any supervisory or regulatory body or in connection with any juridical proceedings with relation to the amendment and Restatement Agreement;

7.2.2	the officers, employees, auditors and professional advisers of the Company;

7.2.3	any affiliate of the Company and the officers, employees, auditors and professional advisers of such affiliate;

7.2.4	since we understand that they may wish to know that an opinion has been given and to be made aware of its terms, but only on the basis that it will not be relied upon by any such person, no such person may provide a copy of this opinion to any other person and it will not be quoted or referred to in any public document or filed with anyone without our written consent.

7.3	We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement and to the discussion of this opinion in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

7.4	Except as provided in paragraphs 7.1, 7.2 and 7.3, this opinion is not to be transmitted to anyone nor is it to be relied upon by anyone or for any other purpose or quoted or referred to in any public document or filed with anyone without our written consent. We accept no responsibility or legal liability to any person other than the parties referred to in paragraph 7.1 above in relation to the contents of this opinion.

Yours sincerely,

/s/ Joakim-Antoine Charvet

Joakim-Antoine Charvet

Avocat à la Cour, Partner

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